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                                                                   EXHIBIT 10.14

                    SECOND AMENDMENT TO MANAGEMENT AGREEMENT

         THIS AMENDMENT TO MANAGEMENT AGREEMENT (this "Agreement") is made and entered into as of December 1, 1998 (the "Effective Date") between Coventry Industries Corp., a Florida corporation whose principal place of business is 7777 Glades Road, Suite 211, Boca Raton, Florida 33434 (the "Company"), and Robert Hausman, an individual whose address is 3785 NW 65th Lane, Boca Raton, Florida 33496 (the "Manager").

RECITALS

         WHEREAS, the Company and Hausman are parties to that certain Management Agreement dated as of July 1, 1997 and amended as of November 1, 1997, a copy of which is attached hereto as Exhibit A and incorporated herein by such reference (the "Management Agreement").

         WHEREAS, the parties wish to amend certain specific terms of the Management Agreement as herein after set forth.

         NOW, THEREFORE, in consideration of the mutual agreements herein made, the Company and the Manager do hereby agree as follows:

         1. The Executive shall serve as the President and Chief Executive Officer of the Company and shall be responsible for all tasks and activities that are customarily the responsibility of such officer and all tasks and activities reasonably determined by the Board of Directors of the Company. The Executive shall continue to serve on the Board of Directors of the Company or any committee thereof without additional compensation.

         2. Paragraph 3. is hereby deleted in its entirety and substituted as follows:

         3. Compensation and Benefits. (a) As his sole compensation payable by the Company under this Agreement, the Manager shall be entitled to receive the following:

         (1) an annual management fee of one hundred thirty one thousand ($131,000) dollars, payable in twelve equal monthly installments, with an annual incremental increases of the greater of (i) the percentage increase in the Consumer Price Index, all items, as published by the United States Department of Labor, since the date of this Agreement (in the case of the first annual increase) or since the most recent anniversary of the date of this Agreement (in the case of all subsequent annual increases), or (ii) six percent (6%) of the previous year's base management fee; provided that payment of the monthly installments shall not be made until such time as the Company raises at least $500,000 of new financing, and at such time the Company shall pay to the Manager the full amount of the deferral.

         (2) an annual cash bonus equal to 3% of the Company's Net Pre-Tax Income (as that term is hereinafter defined), payable within 10 business days of the filing with the Securities and Exchange Commission of the Company's annual report on Form 10-KSB. For the purposes of this Agreement, "Net Pre-Tax Income" shall mean the gross revenues of the Company, less the

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costs of the revenues earned, less selling, general and administrative expenses, as reflected on the financial statements of the Company for the fiscal years ending June 30, which such financial statements shall be prepared in accordance with generally accepted accounting principles applied on a consistent basis;

         (3) the exercise price of the options to purchase 200,000 shares of common stock of the Company at an exercise prices of $5.00 and $4.00 per share shall be adjusted to options to purchase 50,000 shares each with exercise prices of $1.75, $2.00, $2.25 and $2.50 per share, which such options shall immediately vest and be exercisable at any time and from time to time during the Term of this Agreement; provided, however, that any options which shall not have been exercised by the Manager prior to the expiration of the Term of this Agreement pursuant to the provisions of Section 5 hereof shall immediately expire; and

         (4) a car allowance of $1,500 per month to cover the cost of Manager's automobile and operating expenses;

         (5) to participate in any hospitalization or disability insurance plans, health programs, pension plans, bonus plans or similar benefits that may be available to other executives of the Company (including coverage under any officers and directors liability insurance policy);

         (6) such other compensation, including, without limitation, bonus compensation, as may be determined by a majority of the Company's Board of Directors, in their sole discretion.

         b. The Manager shall be reimbursed for all reasonable expenses incurred in the rendering of the services hereunder.

         3. A new paragraph 5 is added:

                  5. Repayment of Loans, Accrued Dividends and Accrued Salary. As of the date of this Agreement, Manager is owed approximately $282,000 consisting of accrued salary, accrued dividends and loans to the Company. In order to repay such amount as promptly as practicable, the Company will issue a note (the "Note") to Manager. The Note will have the following terms:

         (1)  bear interest at 8% per annum,

         (2) provide for 24 equal monthly installments of principal and interest that are payable in either cash or the Company's Common Stock at the Company's option,

         (3) provide for acceleration upon the termination of this Agreement without cause.

         4. A new paragraph 6 is added:

                  6. Redemption of Preferred Stock. (a) Manager and Manager's wife own 115,000 shares of the Company's Series E Preferred Stock (the "Preferred Stock"). Manager and the Company have agreed that the Preferred Stock will be exchanged for 1,150,000 shares of Common Stock, of which 600,000 shares shall be exchanged prior to the closing of the BSD transaction and the remaining 550,000 shall be exchanged prior to the closing of the People First transaction. Effective on such exchange, the Management Fee payable pursuant to Section 3(1)

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above will be increased by $77,000, which amount is equal to the dividends on the Preferred Stock. The Company agrees that the net cash proceeds from the sale of its Federal Supply subsidiary will first be used to redeem any outstanding Preferred Stock and then to repurchase Common Stock from Manager at a price of $1.00 per share. The Company and Manager will agree to facilitate the sale of these shares of Common Stock and Manager will use these management fee proceeds, proceeds of such sales and from Federal Supply to repay principal and interest on the Manager's loan from Chase Manhattan Bank in the approximate principal amount of $1,115,000 (the "Loan"). The management fee shall be reduced pro rata as Manager receives funds from the Company with respect to the sale of Federal Supply or from the sale of Common Stock and the interest payments decrease.

         5. Manager and the Company agree not to invoke the "change in control" provisions of Section 4 as a result of the transactions set forth in the Exchange Agreement dated as of September 30, 1998.

         6. Paragraphs 5 through 17 shall be renumbered to be 7 through 19. The remaining terms and conditions of the Management Agreement remain in full force and effect.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written in Boca Raton, Florida.



                                           COVENTRY INDUSTRIES CORP.




                                            By:
                                               ------------------------------
                                            Name:
                                            Title:


                                            MANAGER



                                            /s/ Robert Hausman
                                            ----------------------------------
                                            Robert L. Hausman